Exhibit 99.1

Pier 1 Imports, Inc. Reports Preliminary Fourth Quarter and Full-Year Fiscal 2016 Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--March 7, 2016--Pier 1 Imports, Inc. (NYSE:PIR) today announced preliminary financial results for the fourth quarter and fiscal year ended February 27, 2016.

Fourth Quarter Fiscal 2016:

  Total sales for the fourth quarter decreased approximately 1.3% (down about 0.4% on a constant currency basis) compared to the same period a year ago;
  E-Commerce sales represented approximately 14.7% of total sales in the fourth quarter;
  Company comparable sales, which includes e-Commerce, decreased approximately 0.7%, which compares favorably to prior guidance for a decrease of approximately 2% to 4%. On a constant currency basis, company comparable sales increased approximately 0.2%; and
  Fourth quarter earnings per share is expected to be in line with prior guidance of $0.18 to $0.22 per share.

Full-Year Fiscal 2016:

  Total sales for full-year fiscal 2016 were up approximately 0.3% (increasing about 1.3% on a constant currency basis) compared to the prior fiscal year;
  E-Commerce sales represented approximately 16% of total sales in fiscal year 2016;
  Company comparable sales, which includes e-Commerce, increased approximately 0.6%, which compares favorably against prior guidance of approximately flat growth to fiscal year 2015. On a constant currency basis, company comparable sales increased about 1.7%;
  Full-year fiscal 2016 earnings per share is expected to be in line with prior guidance of $0.42 to $0.46 per share;
  Inventories as of February 27, 2016, were down approximately 15% from a year ago; and
  The Company ended fiscal year 2016 with approximately $115 million of cash and cash equivalents on hand and no cash borrowings outstanding under its $350 million secured revolving credit facility.

Alex W. Smith, President and Chief Executive Officer, stated, “Our preliminary top line results were slightly higher than our previous guidance and reflect positive customer response to our holiday and seasonal assortments, as well as increased promotional and clearance activity during the period.”

“We made important progress bringing inventories in line during the second half of the year and ended fiscal 2016 with inventory levels down approximately 15 percent, which positions us to improve upon both our in-store merchandising and our supply chain execution going forward. We’re also pleased with our ongoing cost containment efforts, which will continue to be a priority in fiscal 2017.”

“The spring selling season is underway and we are enthusiastic about our fresh assortments and expanded marketing programs, including a return to television in April,” added Smith. “We look forward to reporting our full results and also providing expectations for fiscal 2017 on our earnings call in April.”

Raymond James 37th Annual Institutional Investors Conference

The Company today announced that it is participating in the Raymond James 37th Annual Institutional Investors Conference being held March 6-9, 2016, at the JW Marriott Orlando Grande Lakes Hotel in Orlando, Florida. Alex W. Smith, President and Chief Executive Officer, and Jeffrey N. Boyer, Executive Vice President and Chief Financial Officer, will deliver a presentation on Wednesday, March 9th at 9:50 a.m. Eastern Time.

Fourth Quarter and Full-Year Fiscal 2016 Financial Results Conference Call

The Company will host a conference call to discuss fourth quarter and full-year fiscal 2016 financial results at 4:00 p.m. Central Time on Wednesday, April 13, 2016. Investors will be able to connect to the call through the Company’s website at Pier1.com. The conference call can be accessed by selecting “About” on the homepage and linking through the “Investor Relations” page to the “Events” page, or dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 43760187.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). All figures in this press release are preliminary and represent the most current information available to the Company’s management, as financial closing procedures for the quarter and full-year ended February 27, 2016, and the annual audit are not yet complete. These estimates are not a comprehensive statement of the Company’s financial results for the three- and twelve-month periods ended February 27, 2016, and actual results may differ materially from these estimates as a result of the completion of normal quarter-end and annual accounting procedures and adjustments, including completion of the annual audit, which could result in changes to these preliminary results.

The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare results in a more consistent manner for the three- and twelve-month periods ended February 27, 2016, and February 28, 2015. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented.

This press release references company comparable sales on a constant currency basis, which is calculated by translating the current and prior periods into comparable amounts using the same foreign exchange rate. Management believes this non-GAAP financial measure is useful when comparing sales results between periods when foreign exchange rates are volatile.

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to, the fact that the Company’s fourth quarter and year-end financial closing procedures, annual accounting procedures and adjustments and annual audit of its financial statements are not complete and therefore actual results may differ from preliminary results, consumer spending patterns, inventory levels and values, the Company’s ability to implement planned cost control measures, expected benefits from the real estate optimization initiative, including cost savings and increases in efficiency, and changes in foreign currency values relative to the U.S. Dollar. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Investor Relations:
Pier 1 Imports, Inc.
Bryan Hanley, 817-252-6083